Exhibit 99

AT THE COMPANY FINANCIAL RELATIONS BOARD

Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS
FOR FISCAL YEAR 2007 THIRD QUARTER,
ACHIEVES 21 PERCENT GLOBAL SLEEP THERAPY REVENUE GROWTH

MURRYSVILLE, PA, April 26, 2007—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and nine months ended March 31, 2007.

FINANCIAL RESULTS

Three Months Ended March 31, 2007
Net sales for the third quarter totaled $307.4 million, up 15 percent over the $267.3 million achieved in the third quarter a year ago.

Domestic revenues increased from $185.0 million in the third quarter a year ago to $206.9 million in the current year’s third quarter, an increase of 12 percent. The Company’s domestic revenue gains were led by a year-over-year increase of $18.8 million, or 18 percent, in domestic sleep therapy products. The Company’s domestic Hospital Group revenues grew by 14 percent during the third quarter. This revenue gain included 21 percent growth in hospital ventilation, which increased from $19.9 million last year to $24.0 million in the current year third quarter, led by our BiPAP® Vision® non-invasive ventilator.

International revenues totaled $100.5 million for the third quarter, a 22 percent increase over the $82.3 million reported a year ago, led by 31 percent growth in the sleep therapy market. The Company also achieved 25 percent growth in its hospital products in the international markets, driven by strong performance in ventilation as well as respiratory drug delivery products. International revenues represented 33 percent of total revenues during the current year’s third quarter.

On a global basis, sleep therapy revenues grew by 21 percent during the third quarter, from $142.6 million to $172.4 million. Global hospital ventilation sales grew by 21 percent, from $33.5 million last year to $40.7 million in the third quarter of fiscal year 2007. The Company also experienced another strong quarter of global revenue growth in Respiratory Drug Delivery, which posted 24 percent growth on prior year revenues of $14.9 million, to $18.5 million in the current year third quarter.

Net income for the current quarter was $34.1 million, or $0.46 per diluted share, including stock compensation expenses totaling $3.2 million on a pre-tax basis, or $0.02 per diluted share after tax. This represents 21 percent earnings per share growth compared to the $0.38 per diluted share reported in the prior year third quarter. The prior year third quarter included $3.1 million of stock compensation expenses on a pre-tax basis, or $0.03 per diluted share after tax. Excluding the impact of stock compensation expense in the current year third quarter, net income was $36.2 million, or $0.48 per diluted share. This represents a 19 percent increase over the $0.41 per diluted share reported a year ago, excluding stock compensation expenses.

During the current year third quarter, the Company reported a lower effective income tax rate of 24 percent resulting primarily from favorable resolution of certain tax matters related to a prior year transaction that were previously accrued in the consolidated balance sheet. This lower tax rate resulted in approximately $5.4 million of reduced income taxes during the third quarter, compared to income tax expense at the Company’s normal effective income tax rate. This one-time tax benefit was more than offset by various expenses recorded during the quarter to accelerate certain investment opportunities and other items. The Company made a $2.5 million contribution to the Respironics Sleep and Respiratory Research Foundation (the “Foundation”) that will be used to increase education and awareness and advance basic research in the fields of sleep and respiratory medicine. The Company also incurred $1.6 million of additional third party administrator costs for back-office administration of its previously announced legacy humidifier recall, as well as $1.0 million of restructuring and acquisition-related expenses, primarily associated with the restructuring of operations at certain manufacturing facilities and the integration of acquired companies. The Company’s research and development expenses also increased by 19 percent compared to last year, as approximately $0.5 million of clinical trials and research projects were accelerated during the third quarter. The Company also accrued additional amounts for incentive compensation during the quarter. These expenses, as well as the income tax credit, are included in both the Company’s GAAP-basis $0.46 per diluted share and the non-GAAP $0.48 per diluted share excluding stock compensation expenses reported above.

The Company’s increase in earnings per share in the current year is primarily the result of sales growth and operating margin increases versus the prior year as well as lower income tax expense. With the financial information included in this press release, the Company provides a tabular reconciliation of GAAP net income with net income excluding the impact of stock compensation expenses.

Nine Months Ended March 31, 2007
For the nine months ended March 31, 2007, net sales increased to $862.7 million, a 13 percent increase compared to $765.4 million from the last year’s comparable nine-month period.

Net income for the nine months ended March 31, 2007 was $85.7 million, or $1.16 per diluted share, including stock compensation expenses totaling $9.3 million on a pre-tax basis, or approximately $0.08 per diluted share after tax. Excluding the impact of stock compensation expenses in the current year, net income was $92.0 million, or $1.24 per diluted share. This represents a 19 percent increase over the $1.04 per diluted share reported a year ago, excluding the impact of stock compensation expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results

John Miclot, President and Chief Executive Officer, commented on the Company’s results, “We are very pleased to be reporting strong third quarter results driven by the full release of our new products for sleep therapy as well as solid growth across our other business units. Our results were highlighted not only by an outstanding performance from our M Series family of devices and our new OptiLife™ mask, but also by strong revenue growth globally from our ventilation portfolio and our respiratory drug delivery business unit. Our global performance in sleep therapy was driven by 18 percent domestic and 31 percent international growth for worldwide growth of 21 percent, outpacing market growth on a global basis. In the ventilation area, noninvasive ventilation continues to grow in acceptance and application; and as the market leader, we are positioned for continued growth in this exciting market. Our hospital ventilation revenues increased by 21 percent domestically and 22 percent in our international markets. We will continue to focus on the positive clinical outcomes and cost benefits of noninvasive ventilation versus traditional ventilation therapy. In respiratory drug delivery, we have continued to introduce our technologies into additional international markets where we are addressing the market needs with our unique drug delivery solutions,” he noted.

Mr. Miclot added, “It is very gratifying to see this balanced growth across the Company, reflecting the continued success of our strategy which calls for us to maintain our leadership in our core markets and also invest in and generate additional growth drivers for the Company. We are especially pleased to have achieved sleep therapy growth that demonstrates a reacceleration of our revenues in the domestic marketplace. Our international team’s performance has continued to outpace the market and they have once again delivered exceptional growth in this key market segment.”

Mr. Miclot continued, “Building upon the momentum we achieved during the third quarter, we are currently introducing two new technologies for the sleep therapy market. The first of these, the BiPAP® autoSV™ unit is focused on the treatment of complex apnea patients. Our autoSV™ unit, which has been successfully marketed in the European market for several years, is now available in the domestic marketplace. The second recent addition to our portfolio of sleep technologies is the A-Flex™ breathing mode now integrated into our REMstar® Auto CPAP device. This innovative breathing mode provides unique therapy by delivering a pressure pattern that matches the patients’ entire breathing cycle. During inhalation, A-Flex™ works with the auto algorithm to provide inspiratory support that varies with the patient’s pressure level. During exhalation, A-Flex™ provides pressure relief and comfort similar to C-Flex™. Our proprietary A-Flex™ breathing mode achieves optimal performance when used in combination with our OptiLife™ mask, and together, these two innovative technologies are combined to form System One™, a combination focused on delivering maximum comfort and compliance,” Mr. Miclot concluded.

Financial Position
The Company continues to maintain a strong balance sheet position, with $318.7 million of cash and short-term investments as of March 31, 2007, representing an increase of $41.4 million compared to December 31, 2006. This increase in cash and short-term investments was achieved after the Company made $7.4 million of strategic investments and acquisition-related payments during the quarter, including the previously announced acquisition of the homecare business of our Australian customer, Mayo Healthcare Group Pty Ltd. During the quarter, the Company’s accounts receivable days sales outstanding were reduced to 60 days from 62 days as of December 31, 2006. The Company’s long-term debt balance was $26.9 million as of March 31, 2007, compared to $25.6 million as of December 31, 2006.

As previously reported, subsequent to March 31, 2007 the Company invested approximately $23 million of cash to acquire the operating assets of the J. H. Emerson Company (Emerson). The Emerson acquisition further expands the Company’s portfolio of home respiratory care products and will enable Respironics to better serve the needs of respiratory impaired patients. Respironics and Emerson have had a long-standing relationship, as the Company has been a distributor of Emerson’s primary product line for several years. In addition to Emerson, the Company acquired a majority interest in an international distributor in April that provides it with a direct distribution channel in Denmark. Respironics’ strong balance sheet positions the Company to execute its strategy which calls for optimizing the Company’s core growth drivers while investing in new areas of the sleep and respiratory markets.

Outlook
For fiscal year 2007, the Company is comfortable with earnings per share estimates (exclusive of stock compensation expense) of approximately $1.74 to $1.76. Revenue expectations for the year are approximately $1,180 million to $1,190 million. Earnings per share estimates for the quarter ending June 30, 2007 are in the range of $0.50 to $0.52.

This earnings per share outlook does not include the impact of FASB No. 123( R ), “Share-Based Payment.” During the 2007 fiscal year, the Company expects to incur approximately $12.3 million to $12.8 million of stock compensation expense on a pre-tax basis, or $0.11 to $0.12 per share after tax. The Company expects to incur $3.0 million to $3.5 million of stock compensation expense on a pre-tax basis, or $0.03 per share after tax during the fourth quarter of the 2007 fiscal year. The actual expenses recorded during the 2007 fiscal year may fluctuate based on factors such as the actual number of equity awards granted to employees and changes in the Company’s stock price and interest rates.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs more than 4,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at http://www.respironics.com or at http://www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales, acceptance, and quality of the Company’s products and programs; the results of clinical trials; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements, enforcement actions, product recalls or related field actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major natural disaster, cyber-attack or other catastrophic event that results in the destruction or disruption of any critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations &
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of stock compensation expenses,” is reconciled with GAAP net income in the tables below.

For the three and nine months ended March 31, 2007:

	GAAP		Non-GAAP	GAAP		Non-GAAP
	3 months		3 months	9 months		9 months
	Ended		Ended	Ended	FAS 123(R)	Ended
Fiscal Year 2007	3/31/07	FAS 123(R) Impact	3/31/07	3/31/07	Impact	3/31/07
Sales	$307,390		$307,390	$862,677		$862,677
Cost of goods sold	142,962	(172)	142,790	401,745	(508)	401,237

Gross profit	164,428	172	164,600	460,932	508	461,440
General & administrative expense	43,762	(2,101)	41,661	117,072	(6,168)	110,904
Sales, marketing, & commission expense	58,729	(669)	58,060	171,158	(1,984)	169,174
Research & development expense	16,793	(234)	16,559	47,045	(609)	46,436
Contribution to foundation	2,500		2,500	2,500		2,500
Restructuring & acquisition-related expense	977		977	3,864		3,864
Other income	(3,104)	—	(3,104)	(7,944)	—	(7,944)

Net Income before income tax	$44,771	$3,176	$47,947	$127,237	$9,269	$136,506
Income tax	10,720	1,038	11,758	41,518	3,007	44,525

Net Income	$34,051	$2,138	$36,189	$85,719	$6,262	$91,981
Basic earnings per share	0.46		0.49	1.17		1.26
Basic shares outstanding	73,417		73,417	73,092		73,092
Diluted earnings per share	0.46		0.48	1.16		1.24
Diluted shares outstanding	74,302	492	74,794	73,960	451	74,411

For the three and nine months ended March 31, 2006:

	GAAP		Non-GAAP	GAAP		Non-GAAP
	3 months		3 months	9 months		9 months
	Ended	FAS 123(R)	Ended	Ended	FAS 123 (R)	Ended
Fiscal Year 2006	3/31/06	Impact	3/31/06	3/31/06	Impact	3/31/06
Sales	$267,312		$267,312	$765,435		$765,435
Cost of goods sold	$120,599	(269)	$120,330	343,310	(640)	342,670

Gross profit	146,713	269	146,982	422,125	640	422,765
General & administrative expense	38,079	(1,952)	36,127	119,939	(5,661)	114,278
Sales, marketing, & commission expense	50,725	(681)	50,044	151,918	(2,122)	149,796
Research & development expense	14,107	(190)	13,917	41,140	(548)	40,592
Contribution to foundation	0		0	1,500		1,500
Restructuring & acquisition-related expense	407		407	1,720		1,720
Other income	(1,193)	—	(1,193)	(7,207)	—	(7,207)

Net Income before income tax	$44,588	$3,092	$47,680	$113,115	$8,971	$122,086
Income tax	16,726	886	17,612	42,623	2,549	45,172

Net Income	$27,862	$2,206	$30,068	$70,492	$6,422	$76,914
Basic earnings per share	0.38		0.41	0.98		1.07
Basic shares outstanding	72,541		72,541	72,190		72,190
Diluted earnings per share	0.38		0.41	0.96		1.04
Diluted shares outstanding	73,705	275	73,980	73,537	302	73,839

This press release includes diluted earnings per share, excluding the impact of stock compensation expenses, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. The presentation of diluted earnings per share, excluding the impact of stock compensation expenses, is not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Management believes that the presentation of diluted earnings per share, excluding the impact of stock compensation expenses facilitates a fuller analysis of the Company’s results of operations, particularly in evaluating performance period-over-period. Additionally, management uses diluted earnings per share, excluding the impact of stock compensation expenses internally in financial planning, to monitor Company performance, and in evaluating management performance.

Product Sales Summary

(Unaudited)
(Dollars in thousands)

	Three months ended		Nine months ended
	3/31/07	3/31/06	3/31/07	3/31/06

Domestic Sleep and Home Respiratory Group	$150,813	$135,643	$427,623	$386,899
Domestic Hospital Group	56,122	49,337	154,069	140,978
International Group	100,455	82,332	280,985	237,558
Total	$307,390	$267,312	$862,677	$765,435

Condensed Balance Sheet

(Unaudited)
(Dollars in thousands)

	At	At
	3/31/07	6/30/06
Cash and cash equivalents	$270,026	$259,513
Short-term investments	48,644	5,838
Trade accounts receivable	205,924	187,502
Inventories	163,087	124,149
Other current assets	73,797	65,090
Total current assets	761,478	642,092
Property, plant and equipment (net)	150,543	137,943
Other assets, including goodwill	255,086	237,343
Total assets	$1,167,107	$1,017,378
Current liabilities	$229,761	$211,042
Long-term obligations	26,891	26,756
Other non-current liabilities	22,141	15,132
Shareholders’ equity	888,314	764,448
Total liabilities and shareholders’ equity	$1,167,107	$1,017,378